Investor Update

Investor Update: April 24, 2014*

This investor update provides JetBlue’s investor guidance for the second quarter ending June 30, 2014 and full year 2014.

*This investor guidance does not include the impact of the pending LiveTV sale.

Recent Announcements

JetBlue has recently announced service between the following new city pairs:

City Pair	Frequency	Start Date

Washington, DC (DCA) - Charleston, SC	2x Daily	June 19, 2014
Washington, DC (DCA) - Hartford, CT	2x Daily	June 19, 2014
Washington, DC (DCA) - Nassau, Bahamas**	1x Daily	June 19, 2014
New York, NY (JFK) - Hyannis/Cape Cod, MA	1x Daily (seasonal)	June 26, 2014
Fort Lauderdale, FL - Pittsburgh, PA	1x Daily	October 29, 2014
**Subject to receipt of government approval

Capacity

Second quarter 2014 available seat miles (ASMs) are estimated to increase 5.5% to 7.5% year-over-year.  Full year 2014 ASMs are estimated to increase 4.0% to 6.0% year-over-year.

JetBlue estimates the following distribution as a percentage of total ASMs by aircraft type:

Second Quarter 2014			Full Year 2014

A320	A321	E190	A320	A321	E190

82%	2%	16%	80%	5%	15%

Average stage length is projected to be approximately 1,085 miles during the second quarter of 2014 versus 1,088 miles during the same prior year period and approximately 1,088 miles for the full year 2014 versus 1,090 miles for the full year 2013.

Operational Outlook

	Second Quarter	Full Year
	2014	2014
Operating Expense Year-Over-Year Percentage Change

Unit Operating Expense (CASM)	3.5% - 5.5%	2.0% - 4.0%

Unit Operating Expense Excluding Fuel and Profit Sharing (CASM Ex-Fuel and Profit Sharing)	4.5% - 6.5%	3.5% - 5.5%

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

	Second Quarter	Full Year
	2014	2014
Fuel Expense

Estimated Consumption (gallons)	163 million	640 million

Estimated Fuel Price per Gallon, Net of Hedges *	$3.11	$3.07 **

* Includes fuel taxes and fixed forward price (FFP) agreements.
** JetBlue utilizes the forward Brent crude curve and the forward Brent crude to heating oil crack spread to calculate the unhedged portion of its prompt quarter.  As of April 16, 2014, the forward Brent crude per barrel price was $109 and the crack spread averaged $17 per barrel for the second quarter of 2014. JetBlue utilizes the median of Bloomberg consensus for Brent crude and the heating oil crack spread to calculate the unhedged portion for the remainder of the year. As of April 16, 2014, the median Bloomberg consensus for Brent crude per barrel was $105 and $103 for the third and fourth quarters, respectively. The heating oil crack spread was $17 and $19 for the third and fourth quarters, respectively.

Fuel Hedges

As of April 16, 2014 JetBlue’s advanced fuel derivative contracts for the next twelve months are as follows:

	Gallons	Estimated Percentage of Consumption	Price

2Q14	24 million	15%	7% in USGC jet fuel swaps at an average of $2.87/gal 8% in jet call options with average cap at $3.03/gal

3Q14	28 million	17%	17% in USGC jet fuel swaps at an average of $2.82/gal

4Q14	26 million	17%	17% in USGC jet fuel swaps at an average of $2.80/gal

1Q15	17 million	10%	10% in USGC jet fuel swaps at an average of $2.80/gal

In addition to its advanced fuel derivative contracts, JetBlue has entered into fixed forward price agreements for 7% of expected 2Q14 consumption at an average price of $2.86, 7% of expected 3Q14 consumption at an average price of $2.86, and 7% of expected 4Q14 consumption at an average price of $2.86. Note that all FFP prices are based on USGC indexed average jet fuel prices.

Other Income (Expense)
JetBlue estimates total Other Income (Expense) to be between ($33) and ($38) million in the second quarter and between ($135) and ($145) million for the full year.

Tax Rate
JetBlue expects an annual effective tax rate of approximately 40%. However, the actual tax rate in the second quarter and full year 2014 could differ due to the non-deductibility of certain items for tax purposes.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

Capital Expenditures
(In millions)

Second Quarter 2014			Full Year 2014
Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)	Aircraft	Non-aircraft (JetBlue)	Non-aircraft (LiveTV)
$145*	$55	$20	$600*	$280	$60
* Approximately $40M of second quarter and $80M of full year capital expenditures are expected to receive capital lease treatment.

Aircraft Delivery Schedule

As of March 31, 2014 JetBlue’s fleet was comprised of 130 Airbus A320 aircraft, 5 Airbus A321 aircraft, and 60 EMBRAER 190 aircraft. 111 aircraft were on order from Airbus and 24 aircraft were on order from Embraer.

	Airbus A320			Airbus A321			EMBRAER 190
	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease	Aircraft	Mortgage	Lease

1Q14	—	—	—	1	1	—	—	—	—
2Q14	—	—	—	2	2	—	—	—	—
3Q14	—	—	—	2	1	—	—	—	—
4Q14	—	—	—	4	—	—	—	—	—
Total at Year End	130	80	30	13	8	—	60	30	30

Share Count
Share count estimates for calculating basic and diluted earnings per share are as follows:

	Second Quarter 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero - $11 million	295.2	297.1	$—
$11 million - $15 million	295.2	312.3	$1
$15 million or greater	295.2	345.4	$2

	Full Year 2014
	Basic Share Count	Diluted Share Count	Interest Add-back
Net Income Range	(in millions)	(in millions)	(in millions)**
Zero - $45 million	293.6	301.2	$—
$45 million - $61 million	293.6	316.4	$2
$61 million or greater	293.6	346.3	$8

** Net of taxes
These share count estimates assume 20% annual stock price appreciation, that all of the holders of the 6.75% convertible debentures due 2039 (Series A) will be converted to shares during the fourth quarter 2014, that share repurchases will occur throughout 2014 under JetBlue’s share buyback program and several other assumptions. The number of shares used in JetBlue’s actual earnings per share will likely be different than those stated above.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com

Investor Update

This investor update contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this investor update.

JetBlue Airways Investor Relations • (718) 709-2202 • ir@jetblue.com